As filed with the Securities and Exchange Commission on March 16, 2026.

Registration No. 000-XXXXX

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

Renewal Fuels, Inc.

(Exact name of registrant as specified in its charter)

Texas	22-1436279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 N Carroll Ave., Ste. 192 Southlake, TX 76092	19901
(Address of principal executive office)	(Zip Code)

(480) 788-7420 (Registrant’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”- “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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PART I

Cautionary Note on Forward-Looking Statements

This registration statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on our current expectations, assumptions, estimates, and projections about future events and are subject to risks, uncertainties, and other factors, many of which are beyond our control. Forward-looking statements are based on our current expectations, assumptions, estimates, and projections about future events and are subject to risks, uncertainties, and other factors, many of which are beyond our control. Forward-looking statements often include words such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” “forecast,” “strategy,” or similar expressions, or the negatives of these terms.

Forward-looking statements include, but are not limited to, statements concerning:

  our business plans and strategy;

  projected profitability, performance, or cash flows;

  future capital expenditures;

  growth strategy, including organic growth and mergers and acquisitions;

  anticipated financing needs;

  business trends;

  capital allocation strategy;

  liquidity and capital management; and

  other information that is not historical in nature.

These statements are subject to known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Such risks are described in “Item 1A. Risk Factors” and elsewhere in this registration statement. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

The forward-looking statements in this registration statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Unless the context otherwise requires, all references in this registration statement to “Renewal Fuels,” “we,” “us,” “our,” the “Company,” American Fusion, Inc., or similar terms refer to Renewal Fuels, Inc. and its directly and indirectly owned subsidiaries on a consolidated basis.

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The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements. Except as required by law, we undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Unless the context requires otherwise, references in this Report to “we,” “us,” “our,” “our company,” “the Company” or similar terminology refer to Renewal Fuels, Inc., including its consolidated subsidiaries.

SUMMARY OF SIGNIFICANT RISKS

An investment in our common stock involves substantial risks. The most significant risks include: our pre-revenue, development-stage status with no operating history in fusion energy; the unproven nature of the Texatron™ platform and risk that we may never achieve net-positive energy or commercial viability; substantial capital requirements and potential going concern issues; extensive regulatory hurdles (DOE, NRC, EPA); intense competition in the fusion sector; and risks related to our common stock (e.g., volatility, limited liquidity on OTC Markets). See “Item 1A. Risk Factors” for a more detailed discussion of these and other risks.

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Item 1. Business

Overview

Renewal Fuels, Inc. (the "Company," "we," "us," or "our") is an advanced energy company focused on developing and commercializing compact, aneutronic fusion power systems to provide clean, sustainable, and scalable baseload electricity. Our core technology platform, the Texatron™, is a patent pending pulsed toroidal fusion reactor designed to enable distributed power generation for industrial, data center, defense, and grid-constrained applications. We are pursuing a Power-as-a-Service business model, where we intend to own and operate Texatron™ units and sell electricity on a per-kilowatt-hour basis, rather than selling the reactors themselves.

Originally incorporated in New Jersey in 1947 as Tech Laboratories, Inc., the Company has undergone several transformations, including a name change to Renewal Fuels, Inc. in 2007 and a shift toward renewable energy initiatives. On December 16, 2025, the Company entered into a Master Sales Agreement and Share Exchange Agreement in connection with a business combination with Kepler Fusion Technologies Inc. (“Kepler Fusion”). Although the transaction did not close as of December 31, 2025 because required closing mechanics had not yet been satisfied, the transaction subsequently closed on February 27, 2026, at which time Kepler Fusion became a wholly owned subsidiary of the Company.

In connection with this strategic transition, the Company has changed its legal name at the state level to American Fusion, Inc. and has redomesticated from Delaware to Texas. On February 27, 2026, the Special 2020 Series A Preferred Share of the Company, which carries super-voting rights sufficient to control stockholder matters, was transferred to Earth Sciences Fund I LLC and Brent Nelson. As a result of this transfer, Earth Sciences Fund I LLC became the holder of the Special 2020 Series A Preferred Share and holds the voting power associated with that class of stock. The Company’s common stock continues to trade on the OTC Markets under the symbol “RNWF.” A voluntary corporate name and symbol change with FINRA has been submitted but has not yet become effective as of the date of this registration statement.

As of the date of this registration statement, we are a development-stage company with no revenue from operations. Our activities are primarily focused on research and development ("R&D"), prototype testing, intellectual property ("IP") expansion, and preparation for commercial deployment. We are pre-commercial and have not yet achieved net-positive energy fusion or generated power for sale. Our success depends on overcoming significant technological, regulatory, and financial challenges inherent in the fusion energy sector. We refer you to Item 1A. Risk Factors for a discussion of these and other risks.

Our Technology Platform

Our proprietary Texatron™ fusion energy platform is based on a pulsed magneto-inertial fusion architecture that combines toroidal plasma confinement with helical magnetic field topologies for enhanced stability. Unlike traditional fusion approaches that rely on large, steady-state reactors (e.g., tokamaks or stellarators), the Texatron™ operates in a cyclic manner, with each pulse consisting of plasma formation, rapid compression and heating, temporary confinement during which fusion reactions may occur, and controlled dissipation before resetting for the next cycle.

Key technical features include:

•	Toroidal Geometry and Magnetic Confinement: Plasma is formed and confined within a closed toroidal chamber, where twisted magnetic field lines promote magnetohydrodynamic (MHD) stability. This design draws on established plasma physics principles, such as those related to Grad-Shafranov equilibria, while reducing system complexity and electromagnetic stress compared to conventional systems.

•	Pulsed Operation: Plasma heating is achieved through fast-rising pulses via resistive heating and converging shock waves, enabling fusion-relevant temperatures and densities transiently. This approach minimizes material exposure to extreme conditions and supports modular scaling.

•	Aneutronic Fusion Fuel Cycles: The Texatron™ is optimized for deuterium-helium-3 (D-He³) reactions, which release energy primarily as energetic charged particles rather than neutrons. This enables potential direct electrical energy conversion by exerting pressure on the magnetic field, eliminating the need for steam turbines or thermal cycles. Benefits include reduced neutron flux and material damage, minimal induced radioactivity and long-lived waste, and compatibility with high-efficiency power generation. Our technology is protected by a substantial and growing IP portfolio, including several pending patent applications covering reactor architecture, plasma confinement, energy conversion, controls, manufacturing methods, and deployment systems. We have filed 20 patents to date and plan to file at least 240 additional patent applications by the end of 2026, in addition to maintaining trade secrets for critical know-how.

The Texatron™ platform is being developed as a family of modular systems with planned configurations ranging from approximately 1 megawatt (MW) to 500 MW, allowing deployment across diverse applications. Proof-of-principle experiments, including Version 9 prototype testing in Midland, Texas, have demonstrated stable toroidal plasma formation at sub-fusion temperatures, validating key confinement concepts. We anticipate demonstrating a 100 MW Texatron™ system before the end of 2026, subject to successful R&D and financing.

Our technology is protected by a substantial IP portfolio, including several pending patent applications covering reactor architecture, plasma confinement, energy conversion, controls, manufacturing methods, and deployment systems. In addition to several pending patent applications, we protect critical know-how through trade secret programs and confidentiality agreements. We plan to file at least 250 additional patent applications by the end of 2026, in addition to maintaining trade secrets for critical know-how.

Market Opportunity and Commercial Strategy

The global demand for clean, reliable baseload power is accelerating, driven by the energy transition, AI data center growth, industrial electrification, and geopolitical energy security needs. Fusion energy represents a transformative solution, offering unlimited fuel supply, zero carbon emissions, and high energy density. According to industry estimates, the fusion market could exceed $1 trillion by 2040, with applications in grid power, remote operations, and high-demand sectors.

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Unlike centralized utility-scale fusion programs with decade-long timelines, we are targeting distributed deployment models. Our Power-as-a-Service approach involves owning and operating Texatron™ units at customer sites, selling electricity under long-term contracts. Initial target markets include:

•	AI and Hyperscale Data Centers: Providing 24/7 `baseload power to address surging energy demands (e.g., projected 160% growth in U.S. data center electricity use by 2030).

•	Industrial and Advanced Manufacturing: Supporting emission-free operations for sectors like steel, chemicals, and mining.

•	Defense and Critical Infrastructure: Delivering secure, resilient power for military bases and remote facilities.

•	Commercial and Residential Providers: Integrating with grids in energy-constrained regions.

Indicative pricing targets are competitive with existing baseload generation (e.g., $0.05–$0.10 per kWh), while offering advantages in siting flexibility, minimal environmental footprint, and rapid deployment. We intend to deploy thousands of units globally over time, creating a fleet-based energy infrastructure platform. Our commercialization strategy emphasizes modular deployment, ownership and operation of fusion assets, and long-term infrastructure-style revenue models. We intend to pursue partnerships and LOIs for pilot deployments, such as with data center providers or defense installations.

Competition

The fusion energy sector is highly competitive and includes both public and private entities pursuing various approaches, such as magnetic confinement (e.g., tokamaks by ITER or Commonwealth Fusion Systems), inertial confinement (e.g., laser-based by National Ignition Facility and Pacific Fusion), and alternative concepts (e.g., field-reversed configuration by TAE Technologies). Recent high-profile transactions, such as the merger between TMTG and TAE Technologies in December 2025, have increased sector visibility and investment. We differentiate through our pulsed, aneutronic design, modular scalability, and focus on near-term commercial viability. We also face indirect competition from other renewable energy sources, such as solar, wind, and advanced fission technologies.

Suppliers and Customers

We rely on third-party suppliers for components such as magnets, vacuum systems, and diagnostic equipment. Key suppliers are selected based on quality, cost, and alignment with our IP protections. As a development-stage company, we have no material customer contracts yet, but we are in discussions with potential partners in data centers and industry for pilot deployments. We depend on a limited number of suppliers for specialized components and may face supply chain risks, including shortages of rare materials like helium-3.

Intellectual Property

Our IP strategy is central to our competitive advantage. We hold several pending patents applications on the Texatron™ architecture and related innovations, with hundreds of additional patent filings planned. We also protect trade secrets through confidentiality agreements and internal controls.

Government Regulation

Fusion development is subject to regulations from the U.S. Department of Energy (DOE), Nuclear Regulatory Commission (NRC), and Environmental Protection Agency (EPA), including export controls on sensitive technologies under the Atomic Energy Act and Energy Reorganization Act. We intend to comply with all applicable laws, including environmental impact assessments and IAEA standards for international expansion. Our operations may also be affected by federal incentives, such as those under the Inflation Reduction Act, and changes in energy policy.

Employees

As of March 16, 2026, our core team totals 16 full-time employees and consultants, and the Company intends to hire 20 engineers with specific expertise for our new facility in North Fort Worth, Texas, primarily in R&D, engineering, and management. Our team includes experts in plasma physics, materials science, and energy systems. We have no collective bargaining agreements.

Properties

Our principal executive offices are located at 8 The Green, Suite #12401, Dover, DE 19901. We are currently searching for a new leased facility in North Fort Worth, Texas, near the Alliance Airport, for R&D, testing, and manufacturing for prototype and commercial reactor development. This type of property is adequate for our current needs.

Legal Proceedings

The Company is currently pursuing legal proceedings in the Superior Court of the State of Washington, King County, relating to the cancellation of shares issued in connection with transactions that were not consummated as intended. These proceedings seek judicial authorization to cancel improperly issued shares and correct the Company’s shareholder ledger. Additional information regarding this matter is described under Item 3, Legal Proceedings.

Corporate History

Renewal Fuels, Inc. (the “Company”) was originally incorporated in New Jersey in 1947 as Tech Laboratories, Inc. The Company became a public reporting issuer through a registration statement on Form SB-2 filed with the Securities and Exchange Commission (“SEC”) in 1999 and was publicly traded on the OTC market.

In 2007, the Company redomiciled to Delaware and changed its name to Renewal Fuels, Inc. pursuant to a Certificate of Merger and Certificate of Ownership filed on July 9, 2007. During this period, the Company disclosed changes in management and business direction through SEC filings.

The Company filed a Form 15-12G on March 31, 2009, to terminate its registration under the Securities Exchange Act of 1934 and suspend its duty to file periodic reports, having been current in its filings through the quarter ended September 30, 2008.

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From 2009 through 2019, the Company maintained limited public disclosure. In 2020, the Company underwent a change in control through a series of private transactions involving the transfer of its Special 2020 Series A Preferred Share, which carried majority voting control:

•	On March 16, 2020, Synergy Management Group LLC transferred the Special 2020 Series A Preferred Share to Krisa Management, LLC, resulting in Krisa Management and Carey Cooley acquiring majority voting control.
•	On July 29, 2020, Krisa Management, LLC transferred the Special 2020 Series A Preferred Share to Manufacturing 360, LLC, resulting in Manufacturing 360, LLC and Richard Hawkins acquiring majority voting control.
•	On August 6, 2020, Carey Cooley resigned as the Company’s sole director, president, secretary, and treasurer, and appointed Richard Hawkins to those positions. Mr. Hawkins has served continuously as Chief Executive Officer and sole director since that date.

Following the 2020 control transition, the Company resumed public disclosure through OTC Markets and has continued to provide annual, quarterly, and current information. The Company has not issued toxic or highly dilutive convertible instruments and has maintained governance and disclosure practices consistent with its current strategy.

In December 2025, the Company entered into a definitive business combination agreement with Kepler Fusion Technologies Inc., pursuant to which Kepler Fusion became our wholly owned subsidiary on February 27, 2026. This transaction integrated Kepler Fusion's assets, technology, and operations into the Company. This transaction represents the Company’s pivot to advanced fusion energy development. The Company intends to change its corporate name to American Fusion, Inc. in the near future

On February 27, 2026, the Special 2020 Series A Preferred Share of the Company, which carries super-voting rights sufficient to control stockholder matters, was transferred to Earth Sciences Fund I LLC and Brent Nelson. As a result of this transfer, Earth Sciences Fund I LLC became the holder of the Special 2020 Series A Preferred Share and holds the voting power associated with that class of stock.

The Company is currently a development-stage entity with no revenue from operations and has included audited financial statements prepared by a PCAOB-registered independent public accounting firm in this registration statement on Form 10, as required by applicable SEC rules. The audit of these financial statements has been completed prior to the filing of the Form 10.

Available Information

Our website is www.keplerfusion.com, which will be transitioning to www.americanfusionenergy.com in the near future. Access to our information that may be material or of interest to our investors is available via our website. The contents of our website are not incorporated by reference into this Report or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only. All information that we have filed with the SEC can also be accessed through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This section contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially due to risks described in Item 1A. These statements are based on our current expectations and are subject to risks and uncertainties, including those discussed in Item 1A. Risk Factors.

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Item 1A. Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this registration statement, including our financial statements and the related notes and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, before making an investment decision. If any of the following risks actually occurs, our business, financial condition, results of operations, or cash flows could be materially and adversely affected, and the value of an investment in our common stock may decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware, or that we currently believe are not material, may also become important factors that adversely affect our business. You should carefully consider the following factors in addition to the other information contained in this registration statement. See "Forward-Looking Statements" in Item 1.

Risks Related to Our Business and Technology

We are a development-stage company with a history of losses and no revenue, and we may never achieve profitability.

We are a pre-revenue, development-stage company focused on fusion energy technology. Since our inception in 1947, we have undergone multiple business transformations, including periods of limited operations and reporting suspensions. The Company reported net losses of $255,333 and $773,994 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, the Company had accumulated deficits of $20,356,048 and $20,100,715, respectively. Our operations have been funded primarily through equity issuances and related-party loans, and we have no history of generating revenue from our Texatron™ platform or any other product. We expect to continue incurring significant losses as we advance R&D, prototype testing, and commercialization efforts. If we fail to achieve technological milestones, such as demonstrating a 100 MW Texatron™ system by the end of 2026, or secure additional financing (including our planned $50 million raise in 2026), we may be unable to continue as a going concern. Our independent auditors may issue a qualified opinion on our financial statements if substantial doubt exists about our ability to continue operations.

Our fusion technology is unproven and may never achieve commercial viability.

The Texatron™ platform relies on pulsed magneto-inertial fusion using aneutronic fuels like deuterium-helium-3 (D–He³), which requires higher plasma temperatures than traditional deuterium-tritium systems. We have not yet achieved net-positive energy fusion, sustained reactions, or grid-scale power generation. Proof-of-principle experiments, such as our Version 9 prototype in Midland, Texas, have demonstrated stable plasma formation at sub-fusion temperatures, but scaling to fusion-relevant conditions involves significant uncertainties, including plasma instability, MHD disruptions, material degradation from charged particles, and efficient direct energy conversion. If we cannot overcome these technical challenges, our technology may fail, rendering our IP and investments worthless.

We depend on successful R&D and prototype testing, which are inherently uncertain and costly.

Our success hinges on advancing the Texatron™ through milestones like third-party IP valuation, audited financials, and a 100 MW demonstration by end-2026. R&D expenses are expected to increase substantially, and unforeseen issues (e.g., component failures, data anomalies, or safety incidents) could delay progress. We have limited resources and may not attract or retain specialized talent in plasma physics, materials science, or engineering. Past experiments validate core concepts, but full-scale testing may reveal flaws, leading to redesigns, cost overruns, or abandonment.

Our aneutronic fusion approach involves unique risks, including fuel supply challenges.

While D–He³ fusion offers benefits like reduced neutron damage and minimal waste, it requires rare helium-3, which is scarce on Earth and primarily sourced from lunar regolith or tritium decay. Supply disruptions, geopolitical issues, or price volatility could hinder development. Alternative fuels may not perform as expected, and our direct energy conversion methods remain experimental, potentially resulting in lower efficiency or system failures.

Our pulsed operation model may introduce additional engineering complexities and failure modes.

The Texatron™'s cyclic pulsed design, involving rapid compression and dissipation, could lead to fatigue in magnetic coils, vacuum systems, or structural components over repeated cycles. Unanticipated wear or synchronization errors in pulse timing may cause system failures, increasing maintenance costs and delaying commercialization.

We may not achieve the projected efficiencies or cost reductions from our modular design.

Our Texatron™ is designed for modular scaling (1 MW to 500 MW), but manufacturing complexities, integration issues, or unforeseen economies of scale limitations could result in higher-than-expected costs per unit. If modular deployment does not yield the anticipated reductions in construction time or expenses, our Power-as-a-Service model may not be competitive.

Our IP development timeline may not be achieved, exposing us to competitive risks.

We plan to file at least 250 additional patent applications by the end of 2026, but delays in drafting, prosecution, or approvals could leave our technology unprotected. If competitors file similar patents first or challenge ours, we may lose market advantage or face infringement claims.

We depend on third-party validations and partnerships for key milestones.

Our development timeline includes third-party valuation of our intellectual property and potential collaborations (e.g., for data center pilots or university research). If these validations are unfavorable or partnerships fail to materialize, it could delay financing, erode investor confidence, or require us to seek alternatives at higher cost.

Our reliance on aneutronic fusion may limit our ability to achieve net-positive energy in the near term.

Aneutronic D–He³ fusion requires significantly higher plasma temperatures and densities than deuterium-tritium systems, which have themselves not yet achieved sustained net-positive energy at scale. If we cannot reach these conditions efficiently within our pulsed architecture, our timeline for commercialization could be substantially delayed or our technology may prove commercially unviable.

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We may experience material delays or failures in prototype scaling and testing.

Our current Version 9 prototype testing in Midland, Texas, is at sub-fusion temperatures. Scaling to higher power outputs (e.g., 100 MW demonstration by end-2026) involves increased magnetic field strengths, energy inputs, and material stresses that could reveal unforeseen instabilities, component failures, or safety issues, requiring iterative redesigns and additional capital.

Our direct energy conversion technology is experimental and may not achieve expected efficiencies.

While charged particle output from aneutronic reactions theoretically enables direct electrical generation without thermal cycles, practical implementation (e.g., magnetic field pressure capture) remains unproven at scale. Lower-than-expected conversion efficiency could make our systems uneconomic compared to conventional generation.

We face risks associated with fuel sourcing and availability.

Helium-3 is extremely rare on Earth and expensive to produce or extract. Any disruption in supply (e.g., from tritium decay sources or future lunar mining concepts) or significant price increases could impair our ability to conduct experiments or deploy systems, forcing reliance on alternative fuels with inferior characteristics.

Safety incidents involving our prototypes could result in significant liability or reputational harm.

High-energy plasma, strong magnetic fields, and pulsed power systems pose risks of electrical hazards, implosions, or radiation exposure (even if minimal in aneutronic systems). Any incident could lead to injuries, regulatory shutdowns, litigation, or negative publicity, delaying development and harming investor confidence.

We may not achieve the anticipated benefits of direct energy conversion.

Our reliance on charged particle output for direct electrical generation is experimental and may yield lower efficiencies than projected due to magnetic field losses or particle scattering. If thermal cycles become necessary as a fallback, this could increase system complexity, costs, and environmental footprint, undermining our competitive advantage.

Regulatory and Environmental Risks

We are subject to extensive government regulations, and failure to obtain approvals could prevent commercialization.

Fusion development requires approvals from the U.S. Department of Energy (DOE), Nuclear Regulatory Commission (NRC), and Environmental Protection Agency (EPA), including export controls under the Atomic Energy Act. Our Texatron™ may need NRC licensing for demonstration plants, environmental impact assessments, and compliance with IAEA standards for international expansion. Regulatory processes are lengthy (potentially years), uncertain, and evolving—changes in fusion guidelines or policy (e.g., under the ADVANCE Act) could delay us. Non-compliance risks fines, shutdowns, or bans.

Environmental, health, and safety risks could impact operations and public perception.

Although aneutronic fusion produces minimal radiation, our prototypes involve high-energy plasma and magnetic fields, posing risks of electromagnetic interference, material failures, or accidents. Public opposition to nuclear technologies (including fusion) could lead to protests, litigation, or permitting denials. Climate-related regulations (e.g., IRA incentives) may benefit us but could change unfavorably.

Fusion-specific regulatory frameworks are evolving and uncertain.

The NRC and DOE have limited precedent for regulating commercial fusion (as opposed to fission). Emerging guidelines (e.g., under the ADVANCE Act or DOE fusion programs) could impose unexpected requirements, timelines, or costs. Changes in federal fusion policy or funding priorities could adversely affect us.

We may be subject to export control and national security restrictions.

Our technology involves sensitive plasma physics and magnetic confinement know-how that may be classified as dual-use or subject to ITAR/EAR export controls. Restrictions on international collaboration, sales, or technology transfer could limit our global deployment strategy.

Environmental permitting and public opposition could delay or prevent deployments.

Even with low radiation output, siting Texatron™ units near customers (e.g., data centers) may require environmental impact statements under NEPA. Public or community opposition to fusion (due to nuclear associations) could result in local zoning denials or delays.

Changes in energy and climate policies could adversely affect our business.

We depend on favorable policies like the Inflation Reduction Act (IRA) incentives for clean energy and fusion funding. Repeals, modifications, or delays in these programs (e.g., 45Q carbon credits or DOE grants) could reduce our access to subsidies, increase costs, or diminish market demand for fusion technologies.

We face risks related to environmental, social, and governance (ESG) expectations.

Investors and regulators increasingly focus on ESG factors. Our fusion technology aims for low emissions, but perceived environmental impacts (e.g., water use in cooling or rare material mining for helium-3) could lead to negative ratings, boycotts, or additional reporting burdens under SEC climate disclosure rules.

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Compliance with evolving data privacy and security regulations could increase costs.

As we target data centers and AI applications, we may process sensitive operational data subject to laws like GDPR, CCPA, or emerging AI regulations. Breaches or non-compliance could lead to fines, reputational damage, or restrictions on our technology.

Market and Competition Risks

The fusion energy market is nascent and highly competitive, and we may not achieve market acceptance.

Fusion remains experimental, with no commercial plants operational. Competitors like TAE Technologies (recently merged with TMTG), Commonwealth Fusion Systems, and international programs (e.g., ITER) have more funding and advanced prototypes. We also face indirect competition from renewables (solar, wind), advanced fission (e.g., microreactors by NNE or Oklo), and fossil fuels. If alternatives advance faster or prove cheaper, demand for our Texatron™ may not materialize. High-profile sector events (e.g., TMTG/TAE merger) increase visibility but intensify competition for talent, funding, and partners.

Our Power-as-a-Service model is untested and depends on customer adoption.

We plan to deploy modular Texatron™ units (1–500 MW) for data centers, industry, and defense, but we have no contracts yet. Customers may prefer established energy sources due to fusion's perceived risks or high upfront costs. Energy price volatility, policy changes (e.g., subsidies expiration), or economic downturns could reduce demand.

We face intense competition from both fusion and non-fusion energy sources.

In addition to fusion competitors (e.g., TAE Technologies, Commonwealth Fusion Systems, Helion Energy), we compete with established renewables (solar, wind, battery storage), advanced fission (small modular reactors), and traditional baseload sources (natural gas, nuclear fission). Rapid advancements in any of these could reduce demand for fusion-based solutions.

The AI and data center market may not adopt fusion power as quickly as anticipated.

While we target hyperscale data centers for their massive baseload needs, customers may prioritize proven technologies or delay adoption until fusion proves reliable at scale. Shifts in AI energy demand or alternative solutions (e.g., onsite fission) could reduce our addressable market.

Demand for baseload power may be affected by advancements in alternative technologies.

Rapid progress in energy storage (e.g., advanced batteries), renewables integration, or AI efficiency could reduce the need for fusion-based baseload solutions. If data centers or industries shift to decentralized solar-plus-storage, our targeted markets may shrink.

Energy policy and incentives are subject to change.

Our business model relies on favorable energy transition policies (e.g., Inflation Reduction Act credits, carbon pricing, or DOE fusion funding). Repeal or modification of these incentives could reduce customer interest or our economic viability.

Geopolitical events could disrupt our fuel supply and international expansion.

Helium-3 sourcing may be impacted by international trade tensions or conflicts affecting tritium production or rare isotope markets. Restrictions on technology exports (e.g., to China or Russia) could limit our global deployment plans, increasing costs or excluding key markets.

Financial and Operational Risks

We require substantial additional capital, and we may not be able to obtain it on favorable terms.

We expect to need at least $50 million in 2026 for R&D, testing, and operations, with ongoing requirements thereafter. Our history includes periods of limited liquidity and reporting suspensions. If we cannot raise funds through equity, debt, or grants, we may curtail activities or cease operations. Dilutive financings could harm shareholders, and debt could impose restrictions.

We rely on key suppliers and may face supply chain disruptions.

We depend on third-party suppliers for magnets, vacuum systems, and helium-3. Shortages, geopolitical tensions (e.g., rare isotopes), or quality issues could delay development. We have no long-term supply agreements yet.

Our intellectual property may not adequately protect our technology, or we may infringe others' rights.

We hold patents on Texatron™ innovations and plan 250+ filings by 2026, but IP protection is uncertain in emerging fusion. Competitors may challenge our patents or develop workarounds. Infringement claims could result in costly litigation or redesigns.

We depend on key personnel and may not attract or retain talent.

Our small team of 10 key personal (and 20 planned future engineering staff) includes experts like Dr. John E. Brandenburg (CTO). Loss of key personnel could disrupt R&D. The fusion sector's talent competition may hinder recruitment.

Our planned $50 million financing may not close on acceptable terms or at all.

We are planning a $50 million raise in 2026 to fund development. Failure to complete this (or future) financing on favorable terms could force us to scale back R&D, delay milestones, or seek dilutive alternatives.

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We may face challenges in manufacturing and scaling production.

We currently have no dedicated manufacturing facilities and rely on third-party suppliers. Scaling to produce modular Texatron™ units globally could encounter quality control issues, cost overruns, or delays, particularly given the specialized nature of fusion components.

We may not be able to obtain insurance adequate to cover our risks.

The novel nature of fusion technology may make insurance coverage limited, expensive, or unavailable for certain risks (e.g., prototype accidents, IP disputes). Any uninsured losses could be material.

Inflation and interest rate fluctuations could increase our costs.

Rising costs for materials, labor, or energy (e.g., due to inflation or high interest rates) could strain our limited resources, particularly for R&D and prototype construction. Our planned financings may become more expensive or unavailable in a high-rate environment.

Currency exchange rate fluctuations could affect our international operations.

Our plans for global expansion (e.g., to Africa, India, Middle East) expose us to foreign currency risks. Fluctuations in exchange rates could increase costs for imported components (e.g., helium-3) or reduce the competitiveness of our pricing in foreign markets.

We may encounter difficulties in managing growth if we scale successfully.

If we achieve technological breakthroughs, rapid expansion could strain our management, operations, financial controls, and supply chains. Inadequate infrastructure, hiring delays, or integration of new personnel may lead to inefficiencies, quality issues, regulatory non-compliance, or increased vulnerability to operational disruptions.

Risks Related to Our Corporate Structure and History

Our history as a public company and past reporting lapses may attract scrutiny.

From 2009–2019, we had limited operations and suspended SEC reporting via Form 15 in 2009. The 2020 custodianship and control changes (via preferred share transfers) revived us, but regulators or investors may view us as a former shell, increasing scrutiny. Our OTC status and planned future uplist (NASDAQ/TXSE) depend on meeting requirements.

The Kepler Fusion merger may present integration risks.

The December 2025 merger with Kepler Fusion is complete, but integrating operations, IP, and teams could divert resources or cause disruptions. Unforeseen liabilities from Kepler could arise.

Recent changes in control through preferred stock transfers could lead to governance instability.

Our history includes multiple transfers of the Special 2020 Series A Preferred Share, which carries majority voting control. The most recent transfer on February 27, 2026, to Earth Sciences Fund I LLC and Brent Nelson further concentrates control. This could result in decisions that do not align with minority shareholder interests, attract regulatory scrutiny, or create uncertainty in our governance structure.

General Economic and Market Risks

Economic conditions could adversely affect us.

Inflation, interest rate hikes, or recessions may increase costs or reduce financing availability. Geopolitical events (e.g., energy crises) could impact supply chains or demand.

Cybersecurity threats could harm our operations.

Our R&D involves sensitive data; breaches could expose IP or cause delays.

Legal, Governance, and Public Company Risks

Our history of control changes and past reporting suspensions may lead to increased scrutiny.

The 2020 custodianship and preferred share transfers that resulted in current control could attract regulatory or investor attention. Our prior Form 15 termination and limited disclosure period may raise concerns about governance continuity.

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We may be unable to maintain effective internal controls as a public company.

Upon effectiveness of this Form 10, we will become subject to SOX Section 404 requirements. Our small size and limited resources may result in material weaknesses in internal controls over financial reporting, leading to restatements, penalties, or loss of investor confidence.

Our common stock may be thinly traded, leading to price volatility.

Our stock currently trades on OTC Markets with low volume. An uplist to NASDAQ or TXSE is planned but not guaranteed. Thin trading could result in extreme price swings unrelated to fundamentals.

We may face shareholder litigation or activist pressure.

As a public company with a development-stage profile and recent merger, we may be subject to securities class actions, derivative suits, or activist campaigns, diverting management attention and incurring costs.

Our dependence on government grants and partnerships exposes us to additional risks.

We may seek DOE or other grants for fusion development, but these could include strings (e.g., reporting requirements, IP sharing). Loss of partnerships (e.g., with universities or Trinity Group for data centers) could slow progress.

We may be subject to anti-corruption and trade compliance laws.

Our international expansion plans (e.g., to Africa, India, Middle East) expose us to laws like the Foreign Corrupt Practices Act (FCPA) and U.S. trade sanctions. Violations could result in severe penalties, investigations, or business restrictions.

Insider transactions and related-party dealings could create conflicts.

Our history includes related-party loans and control changes. Future transactions with affiliates (e.g., CEO Hawkins) may raise conflict concerns, requiring disclosure and potentially leading to shareholder challenges or regulatory scrutiny.

Risks Related to Our Common Stock and Being a Public Company

Our common stock is thinly traded and subject to price volatility.

Our common stock currently trades on the OTC Markets with limited volume and liquidity. As a result, relatively small sales or purchases can disproportionately affect the price, leading to extreme volatility. Factors unrelated to our performance (e.g., market sentiment toward fusion energy, macroeconomic conditions, or news about competitors like TAE Technologies) could cause significant price swings. There is no assurance that an active trading market will develop or be sustained, particularly prior to any uplist to NASDAQ or the Texas Stock Exchange (TXSE).

Future sales of our common stock or securities convertible into common stock could cause the market price to decline.

We may issue additional shares of common stock or securities convertible into or exercisable for common stock (e.g., in connection with financings, debt settlements, employee compensation, or acquisitions) to raise capital or incentivize personnel. Such issuances, including from existing warrants, options, or convertible instruments, could dilute existing shareholders and depress the market price of our common stock.

We may not be able to maintain the listing of our common stock on a national securities exchange if we uplist.

We intend to apply for listing on NASDAQ or the Texas Stock Exchange (TXSE) following the effectiveness of this registration statement. However, we may not meet initial listing standards (e.g., minimum bid price, shareholders’ equity, or public float requirements) or maintain compliance thereafter. Failure to uplist or a subsequent delisting could reduce liquidity, impair investor confidence, and limit our access to capital markets.

We have a relatively small public float and may be subject to “penny stock” rules if we fail to uplist.

If we remain quoted on the OTC Markets, our common stock could be considered a “penny stock” under SEC rules if the price falls below $5.00 per share (or if we otherwise meet the definition). Penny stock rules impose additional disclosure requirements and restrictions on broker-dealers, which could reduce liquidity and make it more difficult for investors to buy or sell our shares.

There may be limited analyst coverage and institutional interest in our common stock.

As a small, development-stage company in an emerging sector, we may receive limited coverage from securities analysts. Lack of analyst reports or institutional ownership could reduce visibility, trading volume, and demand for our stock, contributing to price volatility.

We will incur increased costs and demands on management as a result of becoming a public company.

Upon the effectiveness of this Form 10, we will become subject to the full reporting requirements of the Exchange Act, including annual and quarterly reports, proxy statements, and compliance with Sarbanes-Oxley Act (SOX) Section 404 internal controls. These obligations will increase legal, accounting, insurance, and administrative expenses and divert management attention from business operations. Our limited resources and small team may make compliance challenging.

We may fail to maintain effective internal controls over financial reporting.

As a public company, we will be required to evaluate and maintain effective internal controls under SOX Section 404. Our small size and limited accounting resources may result in material weaknesses or significant deficiencies. Any failure to remediate could lead to restatements, regulatory sanctions, loss of investor confidence, or difficulty accessing capital.

Provisions in our certificate of incorporation and bylaws may discourage takeovers.

Our governing documents may include provisions (e.g., staggered board, supermajority voting for certain actions) that could delay or prevent a change in control, even if beneficial to shareholders. These anti-takeover measures could depress our stock price or deter acquisition offers.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends and do not anticipate paying any in the near term, as we intend to retain earnings (if any) for R&D and growth. Investors seeking dividends may find our stock less attractive.

Our executive officers and directors have significant control over the Company.

Our executive officers and directors beneficially own a substantial portion of our voting stock (including through prior control changes). This concentration could influence corporate actions (e.g., mergers, executive compensation) in ways that are not aligned with minority shareholders’ interests.

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Our common stock is currently limited to unsolicited quotations on OTC Markets, and we must complete a broker-dealer review under SEC Rule 15c2-11 to restore full quotation eligibility, which could adversely affect trading liquidity.

Our common stock is currently quoted on OTC Markets; however, it is designated as eligible for unsolicited quotations only. This means no broker-dealer has completed the initial information review required under Rule 15c2-11 of the Securities Exchange Act of 1934 to publish proprietary quotations or provide continuous market making in our shares. As a result, all existing quotations reflect unsolicited customer orders only, which typically results in wider bid-ask spreads, increased price volatility, and limited trading liquidity. A sponsoring broker-dealer must file a Form 211 with FINRA and complete the requisite review of our issuer information under Rule 15c2-11 before competing quotations can be published and continuous market making can commence. If we are unable to secure a sponsoring broker-dealer, or if the Form 211 review process is delayed or denied due to incomplete disclosures, regulatory review, or other factors, our common stock will remain in unsolicited-only status, and investors may continue to face significant difficulty buying or selling shares at favorable prices. This limited trading environment could harm our ability to attract capital, maintain market visibility, and could result in price declines that do not reflect the underlying value of our business.

Forward-Looking Statements

The risks described above are not exhaustive. New risks may emerge, and our business, financial condition, results of operations, and prospects could be materially and adversely affected by any of these or other risks. We may identify additional risks in future filings. See also "Forward-Looking Statements" in Item 1.

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ITEM 1B. Unresolved Staff Comments

Not Applicable

ITEM 1C. Cybersecurity

We recognize the critical importance of safeguarding our systems and data, particularly given our focus on proprietary fusion energy technology and intellectual property. Cybersecurity risks could include unauthorized access, data breaches, ransomware, or other disruptions that could compromise our R&D efforts, prototype testing data, trade secrets, or operational systems.

Risk Management and Strategy

Our cybersecurity risk management processes are managed by our executive management team (currently our Chief Executive Officer, with support from consultants and third-party IT providers). These processes include:

  Regular monitoring of network activity and system logs.

  Use of firewalls, antivirus software, and access controls.

  Employee training on phishing and data security best practices.

  Backup and recovery procedures for critical data.

We have not yet established a formal cybersecurity committee of the Board (due to our small size and single-director structure), but cybersecurity is reviewed as part of overall risk oversight by our Board of Directors (currently consisting solely of our Chief Executive Officer).

Governance

Our Chief Executive Officer is responsible for overseeing cybersecurity risks and receives periodic updates on threats, incidents, and mitigation efforts. Significant cybersecurity matters are escalated to the full Board as needed.

Cybersecurity Incidents

To date, we have not experienced any material cybersecurity incidents that have had, or are reasonably likely to have, a material adverse effect on our business, financial condition, or results of operations.

We continue to evaluate and enhance our cybersecurity measures as our operations expand and technology risks evolve.

Item 1D. [Reserved]

ITEM 2. Properties

We do not own any real property. Our principal executive offices are located at 8 The Green, Suite #12401, Dover, DE 19901, which we lease on a month-to-month basis. This space is used primarily for administrative purposes.

We also lease R&D and prototype testing facilities in Midland, Texas, which we use for development and testing of our Texatron™ fusion energy platform, including the Version 9 prototype. The Texas facility was leased under a short-term agreement and provides sufficient space for our current experimental and engineering activities as we look for a new facility in North Fort Worth, Texas.

We believe that our current facilities are adequate for our present needs and that additional space can be obtained on commercially reasonable terms as needed to accommodate future growth and expansion of our operations.

These leased properties are subject to standard commercial lease terms, including rent escalations and maintenance obligations. We do not anticipate any material difficulties in renewing or replacing these leases when they expire.

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ITEM 3. Legal Proceedings

The Company is currently pursuing legal proceedings in the Superior Court of the State of Washington, King County, relating to the cancellation of shares issued in connection with transactions that were never consummated.

In 2021, the Company entered into asset purchase agreements with certain third parties who represented that they owned operating businesses and intellectual property assets. In reliance on those representations and in anticipation of closing, the Company issued shares of its common stock at the direction of those counterparties to individuals designated by them.

The required closing deliverables, including the transfer of intellectual property, regulatory rights, operational documentation, and other assets contemplated by the agreements, were never delivered. As a result, the transactions did not close and the Company received no consideration for the shares that had been issued in anticipation of those transactions.

Because the shares were issued prior to completion of the contemplated closings, those shares remain reflected on the Company’s shareholder ledger despite the failure of the underlying transactions. The Company’s transfer agent has advised that cancellation of the affected shares requires a court order authorizing removal of the shares from the Company’s shareholder records.

Accordingly, the Company initiated legal proceedings seeking judicial cancellation of the shares issued in connection with those failed transactions and confirmation that no party associated with those transactions has any legal or equitable interest in the Company’s stock.

The shares issued in connection with the failed transactions consisted solely of common stock and did not involve the Company’s Series A Preferred Stock or any securities currently used in the Company’s governance structure.

Justin Costello, an individual identified as a shareholder in historical disclosures, was initially named in the action because he was associated with shares issued at the direction of one of the counterparties to the failed transactions. Mr. Costello is not an officer, director, or control person of the Company and has no involvement in the Company’s management or operations. The Company filed a motion to dismiss Mr. Costello from the action on January 7, 2026, and the Court subsequently entered an order on February 26, 2026 dismissing all claims against Mr. Costello without prejudice.

The Company notes that Mr. Costello has been named as a defendant in an unrelated enforcement action brought by the Securities and Exchange Commission. The Company is not a party to that matter, and the events described in that enforcement action do not involve the Company’s current management, operations, governance, or capitalization.

The Company continues to pursue relief against the remaining parties associated with the failed transactions in order to obtain a judicial order authorizing cancellation of the improperly issued shares and permitting the Company’s transfer agent to correct the Company’s shareholder ledger.

The shares associated with the failed transactions are currently subject to administrative restrictions with the Company’s transfer agent and are not transferable.

ITEM 4. Mine and Safety Disclosure

Not applicable.

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PART II

ITEM 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is currently quoted on the OTC Markets Group under the symbol “RNWF.” There is no established public trading market for our common stock on a national securities exchange. Trading on the OTC Markets is limited and subject to the risks associated with over-the-counter securities, including low liquidity and potential volatility. The OTC quotation is limited and sporadic, and there can be no assurance that a more active trading market will develop or be sustained in the future.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Markets Group. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2025

  First Quarter: High $0.00, Low $0.00
  Second Quarter: High $0.0001, Low $0.0001
  Third Quarter: High $0.0003, Low $0.0003
  Fourth Quarter: High $0.041, Low $0.028

Fiscal Year Ended December 31, 2024

  First Quarter: High $0.00, Low $0.00
  Second Quarter: High $0.00, Low $0.00
  Third Quarter: High $0.00, Low $0.00
  Fourth Quarter: High $0.00, Low $0.00

Holders of Record

As of March 16, 2026, there were approximately 145 holders of record of our common stock. The number of beneficial owners is likely significantly greater due to shares held in street name by brokers and other nominees.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business, including research and development of the Texatron™ platform. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

Recent Sales of Unregistered Securities

During the period from January 1, 2024 through the date of this registration statement, the Company issued an aggregate of 329,739,715 shares of its common stock to consultants and professional service providers as compensation for services rendered to the Company, including strategic advisory, corporate development, legal services, and other operational support.

These issuances were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering. The recipients represented that they were acquiring the securities for investment purposes and not with a view toward distribution.

The shares were issued with appropriate restrictive legends in accordance with the Securities Act. No underwriters, placement agents, or finders were used in connection with these issuances, and no underwriting discounts or commissions were paid.

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 Equity Compensation Plans

We do not currently have any equity compensation plans under which equity securities are authorized for issuance. Any future equity incentive plans will be disclosed in subsequent filings.

Issuer Purchases of Equity Securities

We did not repurchase any shares of our common stock during the periods covered by this registration statement.

ITEM 6. [Reserved]

In accordance with the rules and regulations of the Securities and Exchange Commission, Item 6 has been reserved and is not applicable to this registration statement.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this Report and in our other Securities and Exchange Commission filings. The following discussion may contain predictions, estimates, and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Report. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

Renewal Fuels, Inc. is a public company that historically maintained limited operations while pursuing strategic transactions intended to establish an operating business. During the periods presented, the Company’s activities consisted primarily of maintaining its corporate structure, addressing legacy liabilities, and pursuing strategic initiatives intended to transition the Company into an operating technology business.

On December 16, 2025, the Company entered into a Master Sales Agreement and Share Exchange Agreement in connection with a planned reverse acquisition involving Kepler Fusion Technologies Inc. The agreements contemplated the acquisition of 100% of the issued and outstanding equity of Kepler in exchange for newly issued shares of the Company’s common stock.

The transaction did not close prior to December 31, 2025, because certain closing mechanics had not yet been satisfied as of year end. The transaction subsequently closed on February 27, 2026, at which time Kepler became a wholly owned subsidiary of the Company on February 27, 2026.

For financial reporting purposes, the transaction will be accounted for as a reverse acquisition under ASC Topic 805. Although Renewal Fuels, Inc. is the legal acquirer, Kepler is considered the accounting acquirer because Kepler’s shareholders obtained a controlling voting interest in the combined entity and Kepler’s management will control the ongoing operations.

Because the transaction closed after December 31, 2025, the financial statements included in this report do not reflect Kepler’s assets, liabilities, or operations. Future financial statements will reflect Kepler as the accounting predecessor entity.

Preliminary valuation analysis prepared by Rockport Valuation LLC indicates an estimated transaction value of approximately $50.3 million based on the public market value of the Company’s shares and liabilities assumed as of the acquisition date. The purchase price allocation remains preliminary and is subject to further analysis and adjustment during the measurement period permitted under ASC Topic 805.

Results of Operations

The Company generated no operating revenue during the years ended December 31, 2025 and December 31, 2024. Activities during these periods were limited primarily to corporate administration, legal expenses, consulting costs, and costs associated with the negotiation and execution of the Kepler Fusion business combination.

Operating expenses consisted primarily of professional fees, consulting expenses, and general administrative costs necessary to maintain the Company’s public reporting status and pursue strategic transactions.

The Company recorded recurring operating losses during the periods presented and had an accumulated deficit of approximately $20.3 million as of December 31, 2025.

Liquidity and Capital Resources

Historically, the Company has financed its operations through advances from related parties and the issuance of convertible promissory notes. As of December 31, 2025, the Company had notes payable to related parties totaling approximately $473,523.

The Company also had an accumulated deficit of approximately $20.3 million as of December 31, 2025 and has historically generated operating losses. As a result, the Company has relied on external financing to fund its operations.

Management believes the successful completion of the Kepler Fusion transaction on February 27, 2026 provides a pathway toward establishing operating activities. However, the Company will require additional capital to fund development of Kepler’s technology platform and to support ongoing operations.

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There can be no assurance that additional financing will be available on acceptable terms, or at all.

Based on preliminary valuation analysis, the business combination may result in the recognition of significant intangible assets and goodwill once the purchase price allocation process is completed.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Significant accounting policies are described in the notes to the consolidated financial statements included elsewhere in this report. Management believes the following accounting policies involve the most significant judgments and estimates:

Business Combination Accounting

The consummated business combination with Kepler Fusion Technologies Inc. will be accounted for as a reverse acquisition under ASC Topic 805. Determining the accounting acquirer and the fair value of identifiable assets and liabilities acquired will require significant management judgment and valuation analysis.

Going Concern

The Company’s financial statements have been prepared assuming it will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred recurring losses and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern.

Stock Based Compensation

The Company periodically issues equity securities to consultants and service providers in consideration for services rendered. These issuances are measured based on the fair value of the equity instruments issued on the grant date.

Forward-Looking Statements

This section contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially due to risks described in Item 1A. These statements are based on our current expectations and are subject to risks and uncertainties, including those discussed in Item 1A. Risk Factors.

ITEM 7A. Quantitative and Qualitative Disclosure About Market Risk

As a “smaller reporting company” we are not required to provide information required by this Item. We do not currently have any material exposure to market risk, including interest rate risk, foreign currency exchange rate risk, commodity price risk, or equity price risk. As we advance our research and development activities and begin to generate revenue or hold financial instruments in the future, we may become subject to such risks, which could materially affect our financial condition and results of operations.

ITEM 8. Financial Statements and Supplementary Data

The financial statements required by this Item are set forth at the end of this registration statement beginning on page F-1.

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

On December 17, 2025, the Company engaged JVCPA, P.C., an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal years ended December 31, 2025 and 2024. The engagement includes the audit of the Company’s consolidated balance sheets as of December 31, 2025 and 2024 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, together with the related notes to the consolidated financial statements.

Prior to the engagement of JVCPA, P.C., the Company did not have an independent registered public accounting firm engaged to audit its financial statements for those periods. The decision to engage JVCPA, P.C. was approved by management and the Company’s board of directors.

During the Company’s two most recent fiscal years and through the date of engagement, the Company has not had any disagreements with any accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ITEM 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer (who serves as our principal executive officer and principal financial officer), evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2025. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Based on this evaluation, our principal executive and principal financial officer concluded that, as of March 16 our disclosure controls and procedures were effective at the reasonable assurance level.

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Management’s Report on Internal Controls over Financial Reporting

This registration statement does not include a report of management’s assessment of the effectiveness of our internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies. As a non-accelerated filer and smaller reporting company, we are exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

As a non-accelerated filer and smaller reporting company, we are not currently required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. However, pursuant to Section 404(a), management is responsible for establishing and maintaining adequate internal control over financial reporting. Management will perform its first annual assessment of the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2026 (or the first full fiscal year after the effectiveness of this registration statement), and such assessment will be included in our Annual Report on Form 10-K for that year.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

ITEM 9B. Other Information

None.

We have no information to report under this Item 9B that has not otherwise been disclosed in this registration statement or in our other filings with the Securities and Exchange Commission.

ITEM 9C. Disclosure Regarding Foreign Jurisdictions That Prevent Inspections

Not Applicable.

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PART III

ITEM 10. Directors, Executive Officers and Corporate Governance

The following table sets forth information regarding our current executive officers and directors as of the date of this registration statement:

Name	Age	Position
Richard Hawkins	62	Chief Executive Officer, Chairman & Secretary
Michael G. Smith	65	Chief Legal Officer & Director
Dewight L. Cartwright	73	Chief Operating Officer
Sebastian E. Hoyos	38	Chief Revenue Officer
Brent Nelson	64	Director
Fabrice David	46	Independent Director
Andrew S. Mikulski	34	Independent Director

Biographies of Executive Officers and Directors

Richard Hawkins

Mr. Hawkins has served as our Chief Executive Officer, President, Secretary, Treasurer, and sole director since August 6, 2020. He has been instrumental in the Company’s transition from a dormant entity to its current focus on advanced fusion energy technology through the merger with Kepler Fusion Technologies Inc. in December 2025. Prior to assuming control in 2020, Mr. Hawkins was involved in various business ventures, including Prior to assuming control of the Company in 2020, Mr. Hawkins was active in infrastructure-focused entrepreneurship, public company restructurings, and advanced communications initiatives. He has served as a technical consultant to the WiMAX Forum, contributing to standards development efforts related to next-generation wireless and aviation communication systems, including AeroMACS surface communications architecture for airport environments. He has also been involved in energy-adjacent infrastructure strategy, including Smart Grid communications integration, distributed systems planning, and capital structuring for early-stage technology ventures. Mr. Hawkins has led multiple public company reorganizations, reverse mergers, and capital formation initiatives, with a focus on repositioning legacy issuers into emerging technology sectors. He holds responsibility for the overall strategic direction, operations, and corporate governance of the Company.

Michael G. Smith

Michael G. Smith serves as Chief Legal Officer of Kepler Fusion Technologies Inc. and brings more than two decades of experience in intellectual property law, advanced technology development, and complex federal litigation. Mr. Smith holds a J.D. from Capital University Law School and an M.B.A., and has drafted and prosecuted over 200 patent applications across a broad range of technologies, including aerospace systems, rocket propulsion, medical devices, software, and advanced energy systems. He has prior experience with leading technology-focused law firms and has represented clients in federal courts, including matters before the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit. Mr. Smith has also supervised global patent prosecution efforts and advised on intellectual property strategy, licensing, and corporate transactions. At Kepler, he oversees all legal affairs, intellectual property development, and regulatory strategy. Mr. Smith serves as Chief Legal Officer of the Company and as a member of the Board of Directors.

Dewight Cartwright

Dewight L. Cartwright serves as Chief Operating Officer of Kepler Fusion Technologies Inc. and brings more than four decades of experience in large-scale construction, infrastructure development, and government-contracted engineering projects. Mr. Cartwright has founded and led multiple construction and underground utility companies, overseeing complex civil, industrial, and federally contracted projects, including work performed for the U.S. Army Corps of Engineers and other government agencies. Since joining Kepler in 2018, he has been responsible for operational execution, facility development, fabrication, testing, and manufacturing oversight of the Company’s advanced energy and aerospace technologies, including the Texatron™ fusion platform. His experience spans project management, safety compliance, contractor coordination, and deployment readiness, supporting the Company’s transition from research and development to scalable commercial operations. Mr. Cartwright serves as an executive officer of the Company but is not a director.

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Brent Nelson

Brent Nelson serves as Chief Executive Officer of Kepler Fusion Technologies Inc. and is responsible for the Company’s strategic direction, corporate development, and commercialization of its advanced fusion energy technologies. Mr. Nelson has more than 30 years of experience in technology development, entrepreneurship, and capital markets, having founded and led multiple companies across energy, aerospace, and advanced technology sectors. Throughout his career, he has overseen intellectual property development, product commercialization, and strategic transactions involving emerging technologies. At Kepler, Mr. Nelson leads the advancement of the Texatron™ aneutronic compact fusion platform, corporate financing initiatives, intellectual property strategy, and public market positioning as the Company transitions toward infrastructure-scale energy deployment. Mr. Nelson serves as a member of the Board of Directors but is not an executive officer of the Company.

Sebastian E. Hoyos

Sebastian E. Hoyos serves as Chief Revenue Officer of the Company and is responsible for developing the Company’s commercial strategy and revenue generation initiatives related to the deployment of its advanced energy technologies. Mr. Hoyos is a senior energy markets executive with more than 15 years of experience originating, structuring, negotiating, and executing complex energy transactions across regulated and deregulated markets in the United States and internationally. He has negotiated and originated more than 200 commercial and industrial solar and storage contracts, structured utility-scale solar and wind power purchase agreements, and held senior roles with Diverxia, ENGIE Impact, Walmart, Hospital Energy LLC, and Duke Energy where he worked on renewable procurement, energy market strategy, and long-term energy contract development. Mr. Hoyos holds an MBA with a concentration in Finance from East Carolina University and a Bachelor of Science in Electrical Engineering from the University of North Carolina at Charlotte. Mr. Hoyos serves as an executive officer of the Company but is not a director.

Fabrice David

Fabrice David serves as an Independent Director of the Company. Mr. David is an independent scientific researcher, inventor, and strategic advisor with more than 20 years of experience in fusion-related energy science, advanced nuclear phenomena, and experimental power technologies. He has authored or co-authored more than 130 scientific publications and holds numerous patents spanning advanced energy systems, applied nuclear science, and experimental physics. Mr. David previously served as a partner and board member of DEUO Dynamics in the United Kingdom where he participated in strategic oversight of fusion and advanced energy research initiatives and also founded and operated a photovoltaic solar distribution business focused on renewable energy commercialization. He holds Bachelor’s and Master’s degrees in Biochemistry from Paris-Sorbonne University. Mr. David serves as a director of the Company but is not an executive officer.

Andrew S. Mikulski

Andrew S. Mikulski serves as an Independent Director of the Company. Mr. Mikulski is an electrical engineer and advanced electronics industry professional with expertise in power electronics, magnetics, sensors, actuators, and high-reliability electrical systems used across aerospace, defense, industrial, and energy infrastructure applications. He currently serves as Product Manager for Magnetics, Sensors and Actuators at KEMET Electronics Corporation, a subsidiary of Yageo Corporation, where he provides technical and commercial leadership for electromagnetic component technologies used in power conversion systems, sensing platforms, and advanced electrical architectures. Earlier in his career he served as an electrical engineer at Textron Systems and also held engineering roles with Lumenpulse Lighting and Communication & Power Industries. Mr. Mikulski holds a Bachelor of Science in Electrical Engineering from Northeastern University with a minor in Business Administration. Mr. Mikulski serves as a director of the Company but is not an executive officer.

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Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. We do not have any arrangements or understandings pursuant to which our directors were selected as directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been involved in any of the following events that would require disclosure under Item 401(f) of Regulation S-K:

  A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

  Such person was convicted in a criminal proceeding or is a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

  Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

  Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity.

  Such person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated a federal or state securities law, and the judgment has not been reversed, suspended, or vacated.

  Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment has not been subsequently reversed, suspended or vacated.

Code of Ethics

We have not yet adopted a formal code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. Given our small size and current stage of development, we believe it is not yet practical to adopt such a code. We intend to adopt a code of ethics as our operations grow and become more complex.

Director Terms

Directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified, or until their earlier death, resignation, or removal. Our Board of Directors currently consists of one director, and we have no classified or staggered board structure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain reporting persons, no such reports were required to be filed during the fiscal year ended December 31, 2025, as we were not subject to the reporting requirements of Section 16(a) prior to the effectiveness of this registration statement.

18

ITEM 11. Executive Compensation

As a smaller reporting company, we have elected to comply with the scaled disclosure requirements of Regulation S-K Items 402(m)–(r).

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officer(s) for the fiscal years ended December 31, 2025 and 2024 (or such shorter period as applicable):

Summary Compensation Table

The following table presents the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Hawkins
Chief Executive Officer	2025	$50,000	—	$—	—	—	$—	$50,000
Richard Hawkins
Chief Executive Officer	2024	$45,000	—	$—	—	—	$—	$45,000

Narrative Disclosure

During the fiscal years presented, compensation for Richard Hawkins, the Company’s Chief Executive Officer and sole director during the applicable periods, consisted of accrued cash compensation for services rendered. Such compensation has not been paid in cash and is recorded as a liability of the Company pursuant to promissory notes issued to an affiliated consulting entity controlled by Mr. Hawkins. The notes reflect principal amounts only and do not bear interest.

For the fiscal year ended December 31, 2025, the Company accrued $50,000 in compensation for Mr. Hawkins. For the fiscal year ended December 31, 2024, the Company accrued $45,000 in compensation for Mr. Hawkins. These amounts represent compensation earned for executive management, governance oversight, regulatory compliance, and public company reporting responsibilities. Because the promissory notes evidencing this accrued compensation are payable to an entity controlled by Mr. Hawkins, the arrangements constitute related party transactions

Except as described above, the Company has not granted any stock awards, option awards, or non-equity incentive compensation to any executive officer or director. No perquisites, benefits, or other compensation were provided during the periods presented.

Outstanding Equity Awards at Fiscal Year-End

No executive officer held any outstanding equity awards as of the end of the most recent fiscal year.

Director Compensation

The Company has not adopted a formal director compensation program. During the fiscal years presented, Mr. Hawkins did not receive any separate compensation for his service as a director.

The Company currently has independent directors; however, none of the directors have received compensation for their service as directors as of the date of this registration statement. Any future director compensation will be determined by the Board of Directors based on the Company’s financial condition, market practices, and other relevant considerations.

19

ITEM 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our common stock as of March 611 2026, by:

  Each person (or group of affiliated persons) known to us to beneficially own more than 5% of our outstanding common stock;

  Each of our directors and named executive officers; and

  All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 6, 2026, are deemed outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Security Ownership Table

	Shares of common stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percentage (2)
Executive Officers, Directors and Director Nominees
Richard Hawkins (4)	120,000,000		4.06%
Michael G. Smith			0%
Dewight Cartwright			0%
Sebastian E. Hoyos			0%
Fabrice David			0%
Andrew S. Mikulski			0%
Brent Nelson (5)			0% (but majority control via preferred
All directors and executive officers as a group (7 persons)	120,000,000	*	4.06%

5% or Greater Stockholders
Justin Costello (3)	1,753,000,000		59.3%
Brent Nelson / Earth Sciences Fund I LLC — see table above and footnote (5) for details on preferred share voting control.

* Less than 1%.

(1)	Except as otherwise indicated, the business address of our directors and executive officers is c/o Renewal Fuels, Inc. 401 North Carroll Avenue, Suite 192, Southlake, Texas 76092.

(2)	Based on 2,954,801,029 shares of common stock outstanding as of March 16, 2026.

(3)	Based on information available to the Company, Mr. Costello holds of record 1,753,000,000 shares of the Company’s common stock. The address of Mr. Costello is Lompoc Federal Correctional Complex, Lompoc, California. These shares are currently subject to administrative hold and are the subject of legal proceedings described under “Legal Proceedings” in this registration statement.

(4)	Mr. Hawkins previously held the Special 2020 Series A Preferred Share, which carries majority voting control of the Company, as described in Item 1. Business – Corporate History. This share was transferred on February 27, 2026, to Earth Sciences Fund I LLC, as described in footnote (5). The address for Richard Hawkins is c/o Renewal Fuels, Inc., 401 N Carroll Ave., Ste. 192, Southlake, TX 76092.
(5)	Brent Nelson, through Earth Sciences Fund I LLC (an entity owned by him), holds the Special 2020 Series A Preferred Share, which carries super-voting rights sufficient to control stockholder matters, as transferred on February 27, 2026. This share does not represent common stock ownership but provides majority voting power. The address for Brent Nelson and Earth Sciences Fund I LLC is c/o Renewal Fuels, Inc., 401 N Carroll Ave., Ste. 192, Southlake, TX 76092.

Note on Form of Securities: Our common stock is issued in book-entry form through our transfer agent, Clear Trust, LLC, and is not represented by physical certificates. Beneficial owners hold shares through brokerage accounts or nominees, with transfers recorded electronically.

Equity Compensation Plan Information

We do not have any equity compensation plans under which equity securities are authorized for issuance. Therefore, the table required by Item 201(d) of Regulation S-K is not applicable.

The information in this table is based on 2,954,801,029 shares of common stock outstanding as of February 12, 2026. Percentages are calculated assuming no exercise of options or warrants, as none are outstanding.

Changes in Control

We are not aware of any arrangements the operation of which may at a subsequent date result in a change in control of the Company, other than the preferred share transfers described in the footnotes above.

20

ITEM 13. Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

During the past two fiscal years and through the date of this registration statement, there have been no transactions, and there are no proposed transactions, in which we were or are to be a participant and the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest, except as follows:

•	Accrued Executive Compensation: As disclosed in Item 11, compensation earned by our Chief Executive Officer has been accrued and recorded as a liability pursuant to promissory notes issued to an affiliated consulting entity controlled by Mr. Hawkins. These notes reflect principal amounts only and do not bear interest. Additional information regarding these arrangements is included in the notes to our financial statements.
•	Merger with Kepler Fusion: The December 2025 business combination with Kepler Fusion Technologies Inc. involved the issuance of 240,000,000 common shares to Kepler shareholders closed on February 27, 2026, involving the issuance of 240,000,000 common shares to Kepler shareholders. No related-party consideration was paid beyond the share issuance to Kepler equity holders.
•	Preferred Share Transfer: On February 27, 2026, the Special 2020 Series A Preferred Share was transferred to Earth Sciences Fund I LLC, an entity owned by Brent Nelson. This transaction resulted in a change in voting control but involved no cash consideration or other material terms to the Company.
•	Executive Compensation: As disclosed in Item 11, compensation earned by our Chief Executive Officer has been accrued and recorded as a liability pursuant to promissory notes and has not been paid in cash.

All related-party transactions have been approved by our Board of Directors and are on terms believed to be no less favorable to us than could be obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

We do not currently have a formal written policy or procedure for the review, approval, or ratification of related-party transactions. All such transactions are reviewed and approved by our Board of Directors on a case-by-case basis, considering the nature of the transaction, the related person’s interest, and whether the terms are fair and reasonable.

Director Independence

Our Board of Directors currently consists of Richard Hawkins, Fabrice David and Andrew S. Mikulski. Mr. Hawkins serves as Chief Executive Officer of the Company and therefore is not considered independent under the independence standards of NASDAQ or the NYSE. The Board has determined that Mr. David and Mr. Mikulski qualify as independent directors under those standards.

As a smaller reporting company, we are not required to maintain a majority of independent directors or to maintain separately designated audit, compensation, or nominating committees.

21

ITEM 14. Principal Accounting Fees and Services

Principal Accounting Fees

The following table sets forth the fees billed to us by our independent registered public accounting firm for professional services rendered for the fiscal years ended December 31, 2024 and 2025 (or such shorter period as applicable):

	Year Ended December 31,
	2025	2024
Audit fees	$8,000	8,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Pre-Approval Policies

Our Board of Directors (acting as the audit committee) pre-approves all audit and non-audit services provided by our independent registered public accounting firm. All fees reported above were pre-approved.

JVCPA, Inc. (PCAOB ID 7333) has served as our independent registered public accounting firm since December 17, 2025.

22

PART IV

ITEM 15. Exhibits and Financial Statements Schedules

(a)	Exhibits The following exhibits are filed as part of this registration statement or incorporated by reference herein:

Exhibit No.	Description	Incorporated by Reference
3.1	Amended and Restated Certificate of Incorporation of Renewal Fuels, Inc. (as currently in effect)	Filed herewith
3.2	Bylaws of Renewal Fuels, Inc. (as currently in effect)	Filed herewith
10.1	Master Sales Agreement dated December 16, 2025	Filed herewith
10.2	Share Exchange Agreement with Kepler Fusion Technologies, Inc. dated December 16, 2025	Filed herewith
10.3	Stock Purchase Agreement dated December 16, 2025	Filed herewith
10.4	Consulting Services Agreement between Renewal Fuels, Inc. and Richard Hawkins dated January 1, 2025	Filed herewith
10.5	Consulting Services Agreement between American Fusion, Inc. and Michael G. Smith dated January 30, 2026	Filed herewith
10.6	Consulting Services Agreement between American Fusion, Inc. and Dewight L Cartwright dated February 11, 2026	Filed herewith
10.7	Independent Director Advisory Agreement between American Fusion, Inc. and Fabrice David dated February 23, 2026	Filed herewith
10.8	Independent Director Advisory Agreement between American Fusion, Inc. and Andrew S. Mikulski dated March 6, 2026	Filed herewith
10.9	Consulting Services Agreement between American Fusion, Inc. and ND Grid Energy Solutions LLC dated March 9, 2026	Filed herewith
14.1	Code of Ethics	Not Applicable
21.1	Subsidiaries of the Registrant: Kepler Fusion Technologies Inc.	Filed herewith
23.1	Consent of JV CPA Inc. independent registered public accounting firm	Filed herewith
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith
32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Furnished

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, not required, or the required information is included in the financial statements or notes thereto.

23

RENEWAL FUELS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

Renewal Fuels, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Renewal Fuels Inc. and its subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, Going Concern to the financial statements, the Company has a working capital deficit of $1,200,875 and an accumulated deficit of $20,356,048 as of December 31, 2025. Additionally, the Company had a working capital deficit of $1,008,342 and an accumulated deficit of $20,100,715 as of December 31, 2024, and has not established revenue sources to cover its operating costs. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2024.

Houston, Texas

March 16, 2026 PCAOB ID: 7333

F-2

RENEWAL FUELS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
Current Assets:
Cash and cash equivalents	$2,525	$2,525
Total current assets	$2,525	$2,525

TOTAL ASSETS	$2,525	$2,525

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$58,500	$8,000
Notes payable	473,523	383,873
Litigation liability	671,377	618,994
Total current liabilities	$1,203,400	$1,010,867

Total Liabilities	$1,203,400	$1,010,867

Stockholders' Equity (Deficit):
Preferred Stock, Series B, par $0.001; 20,000,000 authorized; 1 issued	—	—
Common Stock, par $0.001; 3B authorized; 2,939,061,314 and 2,625,061,314 issued at 12/31/25 and 12/31/24	$2,939,061	$2,625,061
Additional paid-in capital	16,216,112	16,467,312
Accumulated deficit	(20,356,048)	(20,100,715)
Total Stockholders' Equity (Deficit)	$(1,200,875)	$(1,008,342)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,525	$2,525

The accompanying notes are an integral part of these consolidated financial statements.

F-3

RENEWAL FUELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024

Operating Expenses:
Consulting Fees	$136,000	$75,000
Officer compensation	$0	$45,000
Interest expense	$52,450	$27,000
Professional Fees	$8,000	$8,000
Advertisement and marketing expenses	$6,500	—
Total Operating Expenses	$202,950	$155,000

Operating Loss	$(202,950)	$(155,000)

Other Income (Expense):
Litigation Expenses and Interest on Litigation Expenses	$(52,383)	$(618,994)
Total Other Income (Expense)	$(52,383)	$(618,994)

NET LOSS	$(255,333)	$(773,994)

Weighted average shares outstanding - basic and diluted	2,671,264,054	2,625,061,314
Basic and diluted loss per share	$(0.00010)	$(0.00029)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RENEWAL FUELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Common Stock	Additional Paid-in	Accumulated	Total
	Shares	Amount	Shares	Amount	Issuable	Capital	Deficit	Equity

Balance, December 31, 2023	1	$0	2,625,061,314	$2,625,061	$0	$16,467,312	$(19,326,721)	$(234,348)
Net loss - 2024	—	—	—	—	—	—	$(773,994)	$(773,994)
Balance, December 31, 2024	1	$0	2,625,061,314	$2,625,061	$0	$16,467,312	$(20,100,715)	$(1,008,342)

Shares issued - Note conversions	—	—	314,000,000	$314,000	—	$(251,200)	—	$62,800

Net loss - 2025	—	—	—	—	—	—	$(255,333)	$(255,333)

Balance, December 31, 2025	1	$0	2,939,061,314	$2,939,061	$0	$16,216,112	$(20,356,048)	$(1,200,875)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RENEWAL FUELS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2025	Year Ended December 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(255,333)	$(773,994)
Adjustments to reconcile net loss to net cash:
Convertible notes issued for consulting services	$100,000	$—
Accrued interest on notes payable	$52,450	$27,000
Accrued interest on litigation liability	$52,383	$(618,994)
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	$50,500	$8,000
Accrued consulting and other operating expenses	—	120,000

Net cash used in operating activities	—	—

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	$—	$(0)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	—	—

Net change in cash	$—	—
Cash at beginning of period	$2,525	2,525
CASH AT END OF PERIOD	$2,525	2,525

Supplemental disclosure of non-cash activities:
Conversion of notes payable into common stock	62,800	—
Convertible notes issued for services	100,000	—

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization and Business

Renewal Fuels, Inc. ("RNWF" or the "Company") is a Delaware corporation. As of December 31, 2025, the Company was a public company with minimal assets and limited business operations. On December 16, 2025, the Company entered into a Master Sales Agreement and Share Exchange Agreement with Kepler Fusion Technologies Inc. ("Kepler"); however, the transaction did not close as of December 31, 2025 because required closing contingencies, including delivery of the Special 2020 Series A Preferred Control Share, had not been satisfied prior to year-end. The transaction subsequently closed on February 27, 2026, as described in Note 10.

The Company’s common stock is quoted on the OTC Markets under the symbol "RNWF."

Microcap Advisors' LLC

Microcap Advisors' LLC is a business advisory and corporate consulting firm that provides strategic advisory services to microcap and small-capitalization companies listed on the OTC Markets and other public markets. The firm specializes in advising early-stage public companies on capital markets strategy, corporate governance, investor relations, and compliance matters. Microcap Advisors' LLC has been engaged by the Company to provide general business advisory services in connection with the Company's OTC Markets listing and corporate development activities.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). All intercompany transactions and balances have been eliminated in consolidation.

Principle of Consolidation

The Company’s subsidiaries were inactive during the period and had no assets, liabilities, revenues, expenses, or operations. Accordingly, consolidation of these entities would have no effect on the accompanying consolidated financial statements.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2025, the Company has an accumulated deficit of approximately $20.36 million and has incurred recurring losses from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Significant estimates include the assessment of contingent liabilities. Actual results could differ from those estimates.

F-7

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. No business combination has been recognized in these financial statements as the Kepler transaction did not close until February 27, 2026 (see Note 10).

For reverse acquisitions, the consideration transferred is determined from the perspective of the accounting acquirer and is measured as the fair value of the equity interests the accounting acquirer would have had to issue to give the owners of the legal acquirer the same percentage ownership interest in the combined entity.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of the net identifiable assets acquired in a business combination. Goodwill is not amortized but is tested for impairment at least annually in accordance with ASC 350, Intangibles—Goodwill and Other. No goodwill has been recognized as of December 31, 2025.

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value. The standard establishes a three-level hierarchy:

•	Level 1: Quoted prices in active markets for identical assets or liabilities;

•	Level 2: Observable inputs other than Level 1 prices; and

•	Level 3: Unobservable inputs that are significant to the fair value.

Contingencies

The Company follows ASC 450, Contingencies, to account for loss contingencies. Liabilities are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share includes the dilutive effect of potential common shares. For periods with a net loss, diluted loss per share equals basic loss per share.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and their respective tax bases. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized. The Company experienced a change in control during the year; accordingly, the utilization of net operating loss carryforwards may be limited under IRC Section 382.

F-8

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

NOTE 3 – INCOME TAXES

As of December 31, 2025 and 2024, the Company had net operating loss carryforwards of approximately $20.4 million and $20.1 million, respectively. Due to the uncertainty of realizing any tax benefits, the Company has recorded a full valuation allowance against its deferred tax assets.

Description	December 31, 2025	December 31, 2024
Net operating loss carryforward	$20,356,372	$20,100,715
Valuation allowance	(20,356,372)	(20,100,715)
Net deferred tax asset	$—	$—

NOTE 4 – STOCKHOLDERS' EQUITY

Preferred Stock

The Company has authorized 20,000,001 shares of preferred stock, par value $0.001 per share. As of December 31, 2025 and 2024, one (1) share of Series A Preferred Stock was issued and outstanding.

Common Stock

The Company has authorized 3,000,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2025, and 2024, 2,939,061,314 and 2,625,061,314 shares of common stock were issued and outstanding, respectively.

As of December 31, 2024, the Company had 2,007,857,621 restricted common shares and 617,203,693 unrestricted common shares issued and outstanding.

During the year ended December 31, 2025, the Company issued 314,000,000 unrestricted common shares and removed the restriction on 100,000,000 restricted common shares previously issued in 2021. No restricted common shares were issued during the year.

As of December 31, 2025, the Company had 1,907,857,621 restricted common shares and 1,031,203,693 unrestricted common shares issued and outstanding.

Common Stock Issuable

As of December 31, 2025, the Company has not recorded any Common Stock Issuable because the business combination with Kepler Fusion Technologies Inc. had not closed as of year-end. Section 3.3 of the Master Sales Agreement dated December 16, 2025 contemplates the issuance of 240,000,000 shares of common stock in connection with the transaction. These shares will be recorded upon closing of the transaction, which occurred on February 27, 2026 (see Note 10).

No Common Stock Issuable has been recorded as of December 31, 2025 as the business combination had not closed as of year-end.

Upon closing of the transaction and issuance of the 240,000,000 shares, the Company will record the Common Stock Issuable and subsequently reclassify it to Common Stock.

F-9

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

NOTE 5 – LITIGATION PAYABLE

On December 12, 2024, the Court of Alaska entered a judgment against the Company. The total judgment recognized in the consolidated statement of operations for the year ended December 31, 2024 is $618,994. The judgment accrues interest at an annual rate of 8.5% until paid.

During the year ended December 31, 2025, interest expense of $52,383 was recognized on the outstanding judgment balance, consistent with the amount recognized in the accompanying consolidated statement of operations for the year ended December 31, 2025. The total litigation payable balance as of December 31, 2025 is $671,377.

The Company is actively pursuing legal remedies to vacate the judgment on the grounds that the underlying asset purchase agreement was never consummated and no assets were delivered. The full amount of the judgment, together with accrued interest, has been recognized as a litigation payable in the accompanying consolidated balance sheets, as the obligation constitutes a determinable legal liability recorded in accordance with ASC 450 and ASC 855.

NOTE 6 – NOTES PAYABLE – RELATED PARTIES

As of December 31, 2025 and 2024, notes payable to related parties consisted of the following:

Description	December 31, 2025	December 31, 2024
Pinnacle Consulting Services – May 2023 Note	$126,073	$167,873
Pinnacle Consulting Services – January 2024 Note	$92,250	$81,000
CMB Communications – June 2023 Note	$151,200	$135,000
Pinnacle Consulting Services – January 2025 Note	$54,000	$—
CMB Communications – January 2025 Note	$50,000	$—
Total notes payable – related parties	$473,523	$383,873

The notes bear interest at rates ranging from 8% to 15% per annum. All notes were in default as of December 31, 2025. CMB Communications is controlled by Richard Hawkins, a related party.

NOTE 7 – RELATED PARTY TRANSACTIONS

During 2025, the Company issued convertible notes totaling $100,000 to Pinnacle Consulting Services Inc. and CMB Communications for consulting and advisory services rendered. See Note 6 for further details.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Legal Matters

In the normal course of business, the Company may be subject to various legal proceedings and claims. Other than the litigation payable described in Note 5, management is not aware of any pending or threatened litigation that would have a material adverse effect on the Company's financial position or results of operations.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties, including financial, operational, regulatory, and technological risks. The Company is in an early stage of development with limited operating history and may require substantial additional capital to fund its operations.

F-10

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

NOTE 9 – BUSINESS COMBINATION ( SUBSEQUENT EVENTS)

Overview of Transaction

On December 16, 2025, the Company entered into a Master Sales Agreement (the “MSA”) among Manufacturing 360, LLC (“Seller”), Earth Sciences Fund I LLC (“ESF” or “Buyer”), RH2 Equity Partners, LP (“Consultant”), and the Company, and a Share Exchange Agreement (the “SEA”) between the Company and Brent Nelson, the sole shareholder of Kepler Fusion Technologies Inc. (“Kepler”). The agreements contemplate a reverse-merger share exchange transaction under which RNWF would acquire 100% of the issued and outstanding equity interests of Kepler in exchange for newly issued shares of RNWF common stock.

Transaction Not Closed as of December 31, 2025

Although the definitive agreements were executed on December 16, 2025, the transaction was not completed as of December 31, 2025, because the required closing mechanics had not been satisfied prior to year-end. Specifically, delivery of the Special 2020 Series A Preferred Control Share to ESF had not occurred by December 31, 2025. The Costello share litigation is not a condition precedent to closing per Section 5.11 of the MSA.

As a result, the December 31, 2025 financial statements reflect no business combination recognized, no goodwill or identifiable intangible assets recorded, no Kepler assets or liabilities consolidated, and a zero operating asset position at year-end.

Subsequent Closing – February 27, 2026

The transfer of the Special 2020 Series A Preferred Control Share occurred on February 27, 2026, at which point all closing conditions under the MSA and SEA were satisfied. Accordingly, the acquisition date under ASC 805 is February 27, 2026, and purchase accounting will be applied prospectively from that date.

Anticipated Accounting Treatment

The transaction will be accounted for as a reverse acquisition in accordance with ASC 805-40. Although RNWF is the legal acquirer, Kepler is expected to be the accounting acquirer for financial reporting purposes. The following factors support this determination: (1) Kepler’s former shareholders will hold approximately 89.7% of the voting rights in the combined entity; (2) Kepler’s designees will control the board of directors; (3) Kepler’s management will comprise the senior management team; and (4) RNWF was a non-operating public shell with minimal assets.

Upon completion of the purchase price allocation, the Company anticipates recognizing identifiable intangible assets and any resulting goodwill (or bargain purchase gain). The closing stock price on OTC Markets on February 27, 2026 was $0.0356. Rockport Investment Partners is performing the valuation analysis and purchase price allocation work. The Company anticipates engaging JV CPA Inc. for a sub-period audit covering the post-closing period, including full ASC 805 purchase accounting.

Key Terms of the Transaction

The MSA provides for: (a) the sale of one share of RNWF Special 2020 Series A Preferred Stock (the “Control Share”) from Manufacturing 360, LLC to ESF for $1,000, which carries 60% voting power; (b) the simultaneous share exchange with Kepler; and (c) a consulting engagement with RH2 Equity Partners, LP. The Share Exchange Agreement contemplates the issuance of 240,000,000 shares of RNWF common stock to Kepler’s shareholders. RH2 Equity Partners will receive 1,000,000 shares of post-reverse-split common stock vesting quarterly over 36 months for extended advisory services.

The Company has evaluated subsequent events through the date these consolidated financial statements were issued.

F-11

RENEWAL FUELS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2025 and 2024

10. SUBSEQUENT EVENTS

Closing of Kepler Business Combination

On February 27, 2026, the Company completed the business combination with Kepler Fusion Technologies Inc. as described in Note 10. On that date, the Special 2020 Series A Preferred Control Share was transferred to Earth Sciences Fund I LLC, satisfying all remaining closing conditions under the Master Sales Agreement and Share Exchange Agreement. As a result, Kepler became a wholly owned subsidiary of the Company, and Kepler’s former shareholders obtained approximately 89.7% ownership of the combined entity. The closing stock price of RNWF common stock on OTC Markets on February 27, 2026 was $0.0356.

The acquisition date for purposes of ASC 805 is February 27, 2026. Purchase price allocation will be performed prospectively from that date and will include the recognition of identifiable intangible assets and any resulting goodwill or bargain purchase gain. The purchase price allocation is expected to be completed during the measurement period permitted under ASC 805-10-25-13 through 25-19. The Company anticipates a stub-period audit or review covering the post-closing period for SEC reporting purposes in connection with its pending Form 10 filing.

No other events have occurred subsequent to December 31, 2025 that would require recognition or disclosure in the accompanying financial statements, other than as disclosed herein.

F-12

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 16, 2026	RENEWAL FUELS, INC.

	By:	/s/ Richard Hawkins
Richard Hawkins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Hawkins, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Date: March 16, 2026
By: /s/ Richard Hawkins
Richard Hawkins
Chief Executive Officer and Sole Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Hawkins	Chief Executive Officer, President, Secretary, Treasurer, and sole Director	March 16, 2026
Richard Hawkins

24